INDEPENDENT AUDITORS' REPORT

To the Trustees and Shareholders of The Rydex Series Funds:

In planning and performing our audit of the financial statements of The
Rydex Series Funds (the "Trust"), including Nova Fund, Ursa Fund, U.S. Government Money Market Fund, OTC Fund, U.S. Government Bond Fund, Juno Fund,
 Arktos Fund, Large-Cap Europe Fund, Large-Cap Japan Fund, Mekros Fund,
Medius Fund, Nova Master Portfolio, Ursa Master Portfolio, Juno Master Portfolio, Arktos Master Portfolio, Banking Fund, Basic Materials Fund,
 Biotechnology Fund, Consumer Products Fund, Energy Fund, Energy Services Fund, Electronics Fund, Financial Services Fund, Health Care Fund, Internet
 Fund, Leisure Fund, Precious Metals Fund, Retailing Fund, Technology Fund, Telecommunications Fund, Transportation Fund, Utilities Fund, Sector Rotation
Fund, and Core Equity Fund for the year ended March 31, 2003 (for the period September 23, 2002 to March 31, 2003 for Core Equity Fund) (on which we have issued our report dated May 16, 2003), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2003.

This report is intended solely for the information and use of management, the Trustees and Shareholders of The Rydex Series Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP
New York, New York
May 16, 2003